Exhibit 99.1

__________________________________________________________

FOR IMMEDIATE RELEASE

Contact:	John G. Call	Katie Loughnot
	Senior Vice President,	Vice President, Investor Relations
	Chief Financial Officer	(925) 965-4509
	(925) 965-4315	email: katie.loughnot@ros.com

ROSS STORES REPORTS JANUARY SAME STORE SALES GAIN OF 9%,
ESTIMATED EPS FOR FOURTH QUARTER AND FISCAL 2005,
AND PROJECTS EPS RANGE FOR FIRST QUARTER AND FULL 2006 FISCAL YEAR

                    Pleasanton, California, February 2, 2006 -- Ross Stores, Inc. (Nasdaq:  ROST) today reported that sales grew 19% to $289 million for the four weeks ended January 28, 2006, from $242 million in sales for the four weeks ended January 29, 2005.  Same store sales for the month increased 9% over the prior year.

                    For the 13 weeks ended January 28, 2006, sales increased 16% to $1.411 billion, from $1.212 billion in sales for the 13 weeks ended January 29, 2005. Comparable store sales for the fourth quarter of 2005 increased 6% over the prior year.

                    For the 52 weeks ended January 28, 2006, sales grew 17% to $4.944 billion, from $4.240 billion in sales for the 52 weeks ended January 29, 2005.  Same store sales for fiscal 2005 increased 6% over the prior year.

Estimated Results for Fourth Quarter and Fiscal 2005

                    Michael Balmuth, Vice Chairman, President and Chief Executive Officer, commented, “Our January sales results were well ahead of our expectation for a 3% to 4% increase in comparable store sales.  Merchandise trends during the month were broadbased, with particular strength in our Juniors and Shoes departments, while the Southwest and the mid-Atlantic were the top performing regions.   As a result, we now estimate that earnings per share for the 13 and 52 week periods ended January 28, 2006 will be about $.48 to $.49 and $1.35 to $1.36, respectively.”  The Company will report final results for the 13 and 52 weeks ended January 28, 2006 on Wednesday, March 15, 2006.

ROSS STORES, INC.	4440 Rosewood Drive, Pleasanton, California 94588-3050	(925) 965-4400

Forecasted First Quarter and Fiscal 2006 Earnings per Share

                    Looking ahead, Mr. Balmuth commented, “For the 13 weeks ending April 29, 2006, we currently project that same store sales will grow 4% to 5% over the prior year and that earnings per share will be in the range of $.37 to $.39, inclusive of projected non-cash charges for stock option expense equivalent to about $.01 to $.02 per share for the period.  Like most other public companies, we will begin taking a charge for the value of stock options in the first quarter of 2006.  Excluding the new stock option expenses, the projected earnings per share for the same period would be in the range of $.38 to $.40, which compares to $.34 for the 13 weeks ended April 30, 2005.”

                    Mr. Balmuth continued, “For the 52 weeks ending January 27, 2007, we continue to forecast same store sales gains of 3% to 4%, on top of a 6% increase in fiscal 2005.  For the full 2006 fiscal year (the 53 weeks ending  February 3, 2007), we project that earnings per share will be in the range of $1.53 to $1.64, inclusive of projected non-cash charges for stock option expense equivalent to about $.06 to $.07 per share for the period.  Excluding stock option expense, we continue to project that earnings per share for our 53-week fiscal year in 2006 would be in the range of $1.60 to $1.70.”

                    Additional recorded information concerning today’s press release and the Company’s future outlook can be accessed by calling 402-220-5900, PIN #2363, from 8:30 a.m. Eastern time on February 2, 2006 through 8:00 p.m. Eastern time on February 3, 2006.  A transcript of these comments also will be made available on the press release page of the Company’s website at www.rossstores.com.

                     Forward-Looking Statements:  This press release and the recorded comments and transcript on the Company’s website contain forward-looking statements regarding expected sales and earnings levels that are subject to risks and uncertainties which could cause the Company’s actual results to differ materially from management’s current expectations. The estimated earnings per share for the fourth quarter and fiscal year ended January 28, 2006 are preliminary and subject to adjustments.  The words “plan,” “expect,” “anticipate,” “estimate,” “believe,” “forecast,” “projected,” “guidance,” “looking ahead” and similar expressions identify forward-looking statements. Risk factors for Ross Stores and dd’s DISCOUNTS® include, without limitation, the Company’s ability to effectively operate and integrate various new supply chain and core merchandising systems, including generation of all necessary information in a timely and cost effective manner; achieving and maintaining targeted levels of productivity and efficiency in its distribution centers; obtaining acceptable new store locations; competitive pressures in the apparel industry; changes in the level of consumer spending on or preferences for apparel or home-related merchandise; changes in geopolitical and general economic conditions; unseasonable weather trends; disruptions in supply chain; lower than planned gross margin, including higher than planned markdowns and higher than expected inventory shortage; and greater than planned operating costs. Other risk factors are detailed in the Company’s SEC filings including, without limitation, the Form 10-K for fiscal 2004 and the Form 10-Q’s and Form 8-K’s for fiscal 2005.  The factors underlying our forecasts are dynamic and subject to change.  As a result, our forecasts speak only as of the date they are given and do not necessarily reflect the Company’s outlook at any other point in time.  The Company does not undertake to update or revise these forward-looking statements.

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                    Ross Stores, Inc., a Fortune 500 and Nasdaq 100 (ROST) company headquartered in Pleasanton, California, is the nation’s second largest off-price company with fiscal 2005 revenues of $4.9 billion.  As of January 28, 2006, the Company operated 714 Ross stores and 20 dd’s DISCOUNTS® locations, compared to 639 Ross stores and 10 dd’s DISCOUNTS® locations at the end of the same period last year.  Ross Stores offers first-quality, in-season, name brand and designer apparel, accessories, footwear and home fashions for the entire family at everyday savings of 20 to 60 percent off department and specialty store regular prices.  dd’s DISCOUNTS® features a more moderately-priced assortment of first-quality, in-season, name brand apparel, accessories, footwear and home fashions for the entire family at everyday savings of 20 to 70 percent off moderate department and discount store regular prices.  Additional information is available on the Company’s website at www.rossstores.com.

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